Exhibit 99.1

Security With Advanced Technology Receives Nasdaq Notice Letter

Louisville, CO — March 28, 2008 — Security With Advanced Technology, Inc. (Nasdaq: SWAT) announced today that it received a Nasdaq Staff Deficiency Letter on March 25, 2008 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The letter gives the Company notice that the Company’s bid price of its common stock has closed under $1.00 for the last 30 business days.

Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until September 22, 2008, to regain compliance. The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements which occurs during this period. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before September 22, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company cannot demonstrate compliance with Rule 4310(c)(4) by September 22, 2008, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.

About Security With Advanced Technology, Inc.
Security With Advanced Technology, Inc. is an emerging provider of critical, high-tech security products and services, which include non-lethal protection devices, tactical training services, surveillance and intrusion detection systems and mobile digital video surveillance solutions. SWAT’s products and services are designed for government agencies, military and law enforcement, in addition to transportation, commercial facilities and non-lethal personal protection segments. For additional information visit www.swat-systems.com or call the corporate headquarters at (800) 498-7965. Information on SWAT’s website does not comprise a part of this press release.

Company contacts:
     Jeff McGonegal, CEO - 303/ 475-3786
     Greg Pusey, Chairman - 303/ 722-4008